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                               NATIONS FUNDS TRUST
                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN
                                INVESTOR A SHARES

         This Shareholder Servicing and Distribution Plan (the "Plan") for the Investor A Shares of the series of Nations Funds Trust (the "Trust") listed on the schedule attached hereto (the "Funds"), has been adopted by the Board of Trustees of the Trust in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

         Section 1. Payments for Services. The Trust may compensate or reimburse its Distributor for any activities or expenses primarily intended to result in the sale of Investor A Shares of the Trust's Funds or servicing agents for providing services under this Plan. Payments by the Trust under the Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Trust's Board of Trustees, provided that no rate set by the Board for any Fund may exceed, on an annual basis, 0.25% of the average daily net assets of a Fund's Investor A Shares.

         Section 2. Expenses Covered by Plan.

                  (a) Distribution Expenses. The fees payable under Section 1 shall be used primarily to compensate or reimburse the Distributor for distribution services provided by it, and related expenses incurred, including payments by the Distributor to compensate or reimburse banks, broker/dealers or other financial institutions that have entered into a Sales Support Agreement (defined below) with the Distributor ("Selling Agents"), for sales support services provided, and related expenses incurred, by such Selling Agents. Payments under Section 1 may be made with respect to: (i) preparation, printing and distribution of prospectuses, sales literature and advertising materials by the Distributor or, as applicable, Selling Agents, attributable to distribution or sales support activities, respectively; (ii) commissions, incentive compensation or other compensation to, and expenses of, account executives or other employees of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; (iii) overhead and other office expenses of the Distributor or Selling Agents, attributable to distribution or sales support activities, respectively; (iv) opportunity costs relating to the foregoing (which may be calculated as a carrying charge on the Distributor's or Selling Agents' unreimbursed expenses incurred in connection with distribution or sales support activities, respectively); and (v) any other costs and expenses relating to distribution or sales support activities. The overhead and other office expenses referenced in this Section may include, without limitation: (i) the expenses of operating the Distributor's or Selling Agents' offices in connection with the sale of Fund shares, including lease costs, the salaries and employee benefit costs of administrative, operations and support personnel, utility costs, communication costs and the costs of stationery and supplies; (ii) the costs of client sales seminars and travel related to distribution and sales support activities; and (iii) other expenses relating to distribution and sales support activities.

                  (b) Shareholder Servicing Expenses. The shareholder servicing activities for which compensation may be received under this Plan may include, among other things: (i) aggregating and processing purchase and redemption requests and transmitting promptly net purchase and

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redemption orders to the Distributor or transfer agent; (ii) providing customers with a service that invests the assets of their accounts in Shares pursuant to specific or pre-authorized instructions; (iii) processing dividend and distribution payments; (iv) providing information periodically to customers showing their positions in Shares; (v) arranging for bank wires; (vi) responding to customers' inquiries concerning their investment in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by customers or the information to the Trust necessary for subaccounting; (viii) if required by law, forwarding shareholder communications (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; (ix) forwarding to customers proxy statements and proxies containing any proposals regarding the Shareholder Servicing Agreement; (x) general shareholder liaison services; and (xi) providing such other similar services as the Trust may reasonably request to the extent such firms are permitted to do so under applicable statutes, rules or regulations.

         Section 3. Nations Short-Term Income Fund and Nations Short-Term Municipal Income Fund -- Expenses under the Plan. Notwithstanding any of the foregoing, with respect to Nations Short-Term Income Fund and Nations Short-Term Municipal Income Fund, payments under Section 1, above, shall not be made for personal services and/or the maintenance of shareholder accounts as such terms are interpreted by the National Association of Securities Dealers, Inc. Payments by these Funds for such services are made pursuant to a separate shareholder servicing plan. To the extent that either of these Funds make payments pursuant to this Plan and/or their separate shareholder servicing plan for Investor A Shares, the total of such payments may not exceed, on an annual basis, 0.25% of the average daily net assets of either such Fund's Investor A Shares.

         Section 4. Agreements.

                  (a) Distribution and Sales Support Agreements. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, a written agreement with the Distributor in a form duly approved from time to time by the Trust's Board of Trustees. Such agreement shall authorize the Distributor to enter into written agreements with banks, broker/dealers and other financial institutions, based on such form(s) of sales support agreements as may be approved by the Board of Trustees from time to time. The Distributor also may enter into such agreements based on such additional forms of agreement as it deems appropriate, provided that the Distributor determines that the Trust's and the Funds' responsibility or liability to any person on account of any acts or statements of any such selling agent under any such sales support agreement do not exceed their responsibility or liability under the form(s) approved by the Board of Trustees, and provided further that the Distributor determines that the overall terms of any such sales support agreement are not materially less advantageous to the Trust than the overall terms of the form(s) approved by the Board of Trustees.

                  (b) Shareholder Servicing Agreements. Any officer of the Trust is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix C or any other form duly approved by the Trust's Board of Trustees ("Shareholder Servicing Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a

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servicing relationship ("Servicing Agents") with the beneficial owners of
Investor A Shares of the Funds of the Trust.

         With respect to Investor A Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Trust shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Trust or recovered through contingent deferred sales charges.

         To the extent any payments made by a Fund pursuant to a Shareholder Servicing Agreement are deemed to be payments for the financing of any activity primarily intended to result in the sale of shares within the context of Rule 12b-1 under the 1940 Act, such payments shall be deemed to have been approved pursuant to the Plan.

         Notwithstanding anything herein to the contrary, no Fund or class of shares shall make any payments under the Plan that exceed the maximum amounts payable under applicable Conduct Rules of the National Association of Securities Dealers, Inc.

         Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Trust's Officers and Board of Trustees, and the Trustees shall review at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.

         Section 6. Approval of Plan. This Plan will become effective immediately, as to any Fund's Investor A Shares, upon its approval by (a) a majority of the outstanding Investor A Shares of such Fund, and (b) a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

         Section 7. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Trust's Board of Trustees in the manner described in Section 6.

         Section 8. Amendments. This Plan may be amended at any time by the Board of Trustees provided that (a) any amendment to increase materially the costs which a Fund's Investor A Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor A Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in
Section 6 hereof.

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         Section 9. Termination. This Plan is terminable, as to a Fund's
Investor A Shares, without penalty at any time by (a) a vote of a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or
(b) a vote of a majority of the outstanding Investor A Shares of such Fund.

         Section 10. Limitation of Liability. The names "Nations Funds Trust" and "Trustees of Nations Funds Trust" refer respectively to the trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust which is hereby referred to and a copy of which is at the principal office of the Trust. The obligations of "Nations Funds Trust" entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with a Fund's Investor A Shares of the Trust must look solely to the Trust property belonging to such Fund's Investor A Shares for the enforcement of any claims against the Trust.

         Section 11. Records. The Trust will preserve copies of this Plan, and any Agreements and written reports related to this Plan presented to the Board of Trustees for a period of not less than six years.

         Section 12. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

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                                    EXHIBIT A
                               NATIONS FUNDS TRUST

1.   Nations Asset Allocation Fund

2.   Nations Bond Fund

3.   Nations California Intermediate Municipal Bond Fund

4.   Nations California Municipal Bond Fund

5.   Nations Capital Growth Fund

6.   Nations Convertible Securities Fund

7.   Nations Florida Intermediate Municipal Bond Fund

8.   Nations Florida Municipal Bond Fund

9.   Nations Georgia Intermediate Municipal Bond Fund

10.  Nations Global Value Fund

11.  Nations Government Securities Fund

12.  Nations High Yield Bond Fund

13.  Nations Intermediate Bond Fund

14.  Nations Intermediate Municipal Bond Fund

15.  Nations International Equity Fund

16.  Nations International Value Fund

17.  Nations Kansas Municipal Income Fund

18.  Nations LargeCap Index Fund

19.  Nations LifeGoal Balanced Growth Portfolio

20.  Nations LifeGoal Growth Portfolio

21.  Nations LifeGoal Income and Growth Portfolio

22.  Nations LargeCap Enhanced Core Fund

23.  Nations Marsico 21st Century Fund

24.  Nations Marsico Focused Equities Fund

25.  Nations Marsico Growth Fund

26.  Nations Marsico International Opportunities Fund

27.  Nations Maryland Intermediate Municipal Bond Fund

28.  Nations MidCap Growth Fund

29.  Nations MidCap Index Fund

30.  Nations MidCap Value Fund

31.  Nations Municipal Income Fund

32.  Nations North Carolina Intermediate Municipal Bond Fund

33.  Nations Short-Intermediate Government Fund

34.  Nations Short-Term Income Fund

35.  Nations Short-Term Municipal Income Fund

36.  Nations SmallCap Index Fund

37.  Nations SmallCap Value Fund

38.  Nations Small Company Fund

39.  Nations South Carolina Intermediate Municipal Bond Fund

40.  Nations Strategic Growth Fund

41.  Nations Strategic Income Fund

42.  Nations Tennessee Intermediate Municipal Bond Fund

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43.  Nations Texas Intermediate Municipal Bond Fund

44.  Nations Value Fund

45.  Nations Virginia Intermediate Municipal Bond Fund

Approved: December 9, 1999
Last Amended: August 1, 2003

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